UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2012

General Steel Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33717	41-2079252
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21st Floor, Building B, Jia Ming Center
No. 27 Dong San Huan North Road
Chaoyang District, Beijing 100020

 (Address of principal executive offices)

Registrant’s telephone number, including area code:

+ 86 (10) 57757691

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS of operations and financial condition.

The information reported below in Item 4.02 is incorporated herein.

Item 4.02.	NON-RELIANCE ON PREVIOUSLY ISSUED financial statements or a related audit report or completed interim review.

(a)           On May 28, 2012, the Audit Committee of General Steel Holdings, Inc. (the “Company”) concluded that the previously issued 2009 and 2010 financial statements contained in the Company’s Annual Report on Form 10-K for the years ended December 31, 2009 and 2010 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2009, March 31, 2010, June 30, 2010, September 30, 2010, and March 31, 2011 as filed with the Securities and Exchange Commission (“SEC”) (collectively the “Previously Filed Financials”) should no longer be relied upon. The Company will restate the Previously Filed Financials to make necessary accounting corrections. These restatements will reflect a correction for the accounting treatment for certain costs incurred by the Company, and reimbursements the Company received for them, in connection with its collaboration with Shaanxi Iron and Steel Group, Co. Ltd. (“Shaanxi Steel”) on the construction of equipment by Shaanxi Steel during the period between June 2009 and March 2011.

As previously disclosed, the Company has been reconsidering the accounting treatment for the construction of this equipment by Shaanxi Steel, including having sought guidance from the Office of the Chief Accountant of the SEC (“OCA”). During the period June 2009 through March 2011, the Company worked with Shaanxi Steel to build new state-of-the-art equipment at the site of the Company’s principal subsidiary, Shaanxi Longmen Iron and Steel Co. Ltd. (“Longmen Joint Venture”). As a result, Longmen Joint Venture incurred certain costs of construction as well as economic losses on suspended production of certain small furnaces and other equipment to accommodate the construction of the new equipment, on behalf of Shaanxi Steel. In the fourth quarter of 2010, Shaanxi Steel reimbursed Longmen Joint Venture RMB 108 million (approximately US$16.0 million) for such losses related to the value of assets dismantled, various site preparation costs incurred by Longmen Joint Venture and rent under a 40 year property sub-lease entered into by the parties in June 2009 (the “Longmen Sub-lease”), and RMB 183 million (approximately US$27.1 million) for reduced production efficiency caused by the construction. These reimbursements were recorded as other income and a reduction of cost of goods sold. In 2010 and 2011, Shaanxi Steel also reimbursed Longmen Joint Venture RMB 89 million (approximately US$13.2 million) each year, for trial production costs related to the two new blast furnaces, two new converters and one new sintering machine constructed and owned by Shaanxi Steel. These reimbursements were recorded as reductions to costs of goods sold in the fourth quarter of 2010 and in the first quarter of 2011. All of these reimbursements were settled by offsetting other payables due from Longmen Joint Venture to Shaanxi Steel.

The Company believed that the original accounting treatment for the reimbursement was in accordance with U.S. GAAP based upon its understanding of the economic substance and the nature of reimbursement and its interpretation of U.S. GAAP. This accounting treatment was included in the Company’s 2010 financial statements which were audited by its former independent registered public accounting firm. Specifically, the reimbursement to Longmen Joint Venture of the costs incurred was recognized and treated as income as the reimbursements were received, based on an oral agreement which was reached with Shaanxi Steel at the onset of the construction in June 2009. Subsequently, the parties entered into a written agreement in December 2010 which was effectively the implementation of the oral agreement and the confirmation that such costs would be reimbursed subject to an independent audit firm’s verification. The reimbursement was legally and contractually unrelated to any future agreements between the parties, which may have changed the accounting treatment. However, in connection with the preparation of its quarterly report on Form 10-Q for the quarter ended June 30, 2011, the Company revisited the appropriate treatment for these items. Since the issues involved are complex as are the facts, given the unique structure of the transaction and the business relationships and background, and as there is no specific existing authoritative guidance directly related to the issues, the Company decided to seek guidance from OCA on October 18, 2011 with respect to the appropriate accounting treatment for the compensation received under the agreements mentioned above. Both the Company’s former and current auditors agreed that seeking OCA’s guidance would be helpful because of the complexity of the agreements and the challenge with respect to finding the appropriate accounting guidance, either by direct application or analogy in relation to various aspects of the agreements. On April 20, 2012, after several rounds of written and oral communications, OCA provided the Company with its guidance with respect to the accounting treatment. Following receipt of the guidance from OCA, the Company concluded that it is appropriate to restate its previous accounting for these transactions and has forwarded to OCA a letter describing the final decisions regarding treatment of these items. As a result of this process, the Company centered the accounting treatment on the Longmen Sub-lease, under which Longmen Joint Venture sub-leased the land to Shaanxi Steel on which the new furnaces were constructed. Under this approach, the reimbursement for the net book value of the fixed assets which were demolished and for the inefficiency costs caused by the construction including trial production costs are considered a part of the sub-lease. Applying the leasing guidance, these reimbursements are effectively additional rent under the sub-lease, and are incorporated into the accounting treatment for the sub-lease and amortized to income over the remaining sub-lease term. In other words, the Company has concluded that, except for the reimbursement for site preparation costs, for which the income statement treatment will remain unchanged, the amount of reimbursement and previously recorded income should be deferred and recognized as a component of the property that was sub-leased during the construction, to be amortized to income over the remaining term of the 40-year sub-lease.

In summary, the effects on the financial statements of these restatements, subject to audit, will be as follows:

1.	Reimbursements for the net book value of dismantled assets of RMB 70.1 million and inefficiency costs of RMB 183 million, which were recorded as reductions to costs of goods sold in the fourth quarter of 2010, will instead be deferred and amortized to income over the remaining term of the 40-year sub-lease.

2.	Rent under the sub-lease for the period from inception of the land sub-lease to the fourth quarter of 2010, which was all recognized as rental income in the fourth quarter of 2010, will be recognized in the appropriate periods to which the rent relates, starting from June 2009.

3.	Reimbursements for trial production costs of RMB 89 million and RMB 89 million, which were recognized as reductions to costs of goods sold in the fourth quarter of 2010 and the first quarter of 2011, respectively, will instead be deferred and amortized to income over the remaining term of the 40-year sub-lease. At various stages during this trial production phase, although Longmen Joint Venture was still testing the newly constructed assets, certain of the assets, mainly the sintering machine, converters and blast furnaces, came online and became available to produce saleable or usable output. Therefore, these assets would be considered ready for use when they started producing output. As Longmen Joint Venture was using these completed assets free of charge as they came online, this is considered an arrangement containing a lease and as such, the lease expense based upon an estimate of fair value will be recognized for this free-use period prior to the Cooperation Agreement being signed in the second quarter of 2011. Deferred lease income will be credited and amortized over the period of the land sub-lease, consistent with the reimbursements for the inefficiencies.

4.	For the above costs, receivables for the reimbursements were not recognized until the fourth quarter of 2010. Receivables for these costs and the site preparation costs of RMB 31.7 million which were originally recorded as a reduction to costs of goods sold in the fourth quarter of 2010 will be restated such that they are recognized as the costs were incurred.

While the restatement of these reimbursements has the effect of deferring recognition as income of amounts previously recognized in 2010 and in the first quarter of 2011, the Company does not expect these changes to impact its reported sales revenue and cash balances. Furthermore, the restatement will have no impact on the results of the Company’s manufacturing production and the Company does not anticipate any issues relating to the accounting treatment of historical revenue recognition. Over the 40-year term of the sub-lease, the Company’s financial results will reflect the continuous recognition of sub-lease income for these reimbursements from Shaanxi Steel.

The Company’s management is currently evaluating and assessing the implications of this matter on the effectiveness of internal control over financial reporting.

The Company’s authorized officers have discussed with its current independent registered public accounting firm, the matters disclosed in this Current Report on Form 8-K.

ITEM 8.01.	OTHER EVENTS.

On June 8, 2012, the Company issued a press release pertaining to the Company’s restatement of its Previously Filed Financials as mentioned above. A copy of that press release is attached as Exhibit 99.1 hereto and incorporated into this Item 8.01 by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued on June 8, 2012.

Note Regarding Forward-Looking Statements

This filing contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements are only predictions and are not guarantees of future performance.  Investors are cautioned that any such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties, certain assumptions and factors relating to the operations and business environments of General Steel Holdings, Inc. and its subsidiaries that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements.  Although General Steel Holdings, Inc. believes that the expectations and assumptions reflected in the forward-looking statements are reasonable based on information currently available to its management, General Steel Holdings, Inc. cannot guarantee future results or events.  General Steel Holdings, Inc. expressly disclaims a duty to update any of the forward-looking statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

General Steel Holdings, Inc.

By:	/s/ John Chen
Name:	John Chen
Title:	Chief Financial Officer

Dated: June 8, 2012